Ex-10.6

September 30, 2010

Credit Suisse AG

Shipfinance

St. Alban-Graben 1-3

4002 Basel

Switzerland

Attn. Mrs Carla Vogel-Sforzini

Fax: +41 61 266 79 39

RE:                           Forbearance of Events of Default under Credit Suisse AG Facility and the Master Agreement dated December 7, 2007.

Reference is hereby made to (a) the Loan Agreement dated 07 December 2007 made between (i) Claremont Shipping Corp. and Yorkshire Shipping Corp. as joint and several Borrowers (the “Borrowers”)and (ii) Credit Suisse AG as Lender and Swap Bank (the “Lender”) relating a term loan facility of US$40,000,000 as supplemented by an amendment letter dated 19 March 2008, a waiver letter dated 24 March 2009, an extension of waiver letter dated 22 December 2009, a supplemental agreement dated 8 January 2010, an extension of waiver letter dated 31 March 2010 and a further waiver letter dated 21 April 2010 (together the “Loan Agreement”) and the Master Agreement dated 07 December 2007 made between the Borrowers and the Lender (the “Master Agreement”). Capitalized terms defined in the Loan Agreement or the Master Agreement and not otherwise defined herein are used herein as therein defined, as applicable.

We hereby notify you that the Borrowers will be suspending the payment of certain upcoming scheduled principal installments owing in respect of certain Indebtedness of such persons, as more particularly described on Schedule 1 hereto, for a period of 45 days beginning on September 30, 2010 (the “Payment Suspension”).  The Payment Suspension will result in one or more Events of Default occurring under the Loan Agreement and the Master Agreement (any such Event of Default resulting from the Payment Suspension, the “Specified Events of Default”). The Borrowers acknowledge that the principal of USD 437,000 due 19 November 2010 remains due and payable on such date (plus interest as advised in your letter dated 17.08.2010) according to above mentioned Loan Agreement.

In order to allow time for TBS International, plc and its affiliates to work with their various lenders, including you, towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Lender forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to it under the Loan Agreement, the Master

Agreement, other transaction documents or under applicable law (all of which rights and remedies are hereby expressly reserved by the Lender until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) November 15, 2010.  As used herein, a “Forbearance Termination Event” shall mean the occurrence of any Event of Default under the Loan Agreement or the Master Agreement (other than the Specified Events of Default).

By counter-signing this letter, the Lender agrees to forbear from exercising any of the rights or remedies arising from the Specified Events of Default on the terms set forth above.

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Very truly yours,

TBS INTERNATIONAL, PLC

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President and Chief Financial Officer

Acknowledged and Agreed,

CREDIT SUISSE AG,
As Lender and Swap Bank

By:	/s/ Meike Rubin
Name: Meike Rubin
Title: Director

By:	/s/ Carla Vogel-Sforzini
Name: Carla Vogel-Sforzini
Title: Assistant Vice President

[Signature Page to CS Forbearance Agreement]

Schedule 1

Facility	Principal Amount	Date

Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	September 30, 2010

AIG Facility dated as of December 7, 2007	$1,800,000	October 1, 2010

DVB Facility dated as of January 16, 2008	$2,608,000	October 23, 2010